UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report - August 14, 2002
(Date of earliest event reported)

QUESTAR GAS COMPANY
(Exact name of registrant as specified in charter)

STATE OF UTAH (State of other jurisdiction of incorporation or organization)	1-935 (Commission File No.)	87-0155877 (I.R.S. Employer Identification No.)

P.O. Box 45360, 180 East 100 South Street, Salt Lake City, Utah 84145-0360
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5555

                                  Not Applicable
(Former name or former address, if changed since last report)

          Item 5. Other Information

          On August 14, 2002, the Public Service Commission of Utah (the "PSCU") authorized Questar Gas Company ("Questar Gas" or the "Company") to recover $3.76 million, plus interest, for costs associated with removal of carbon dioxide from natural gas volumes for the period from June 1, 1999, to August 10, 2000. The PSCU's order came in response to the Company's request in its year-end 2001 pass-through case to recover $5.3 million of such costs and interest. Questar Gas made this request after the Utah Supreme Court, in a decision dated October 23, 2001, determined that the PSCU was not precluded from considering the Company's 1999 request for pass-through treatment of such costs according to previously approved balancing account procedures and remanded the case back to the PSCU for a decision on the merits of the case. See the Company's Form 10-Q for the Quarter ended June 30, 2002, Item 1. Legal Proceedings, paragraph b. and prior reports cited in it.

          The PSCU agreed with the Company's cost figure, but determined that a portion of such costs had been collected in the interim general rate increase it authorized in January of 2000. Questar Gas has been reflecting the additional processing costs in its rates since January 1, 2002, pursuant to the terms of an interim order that the PSCU issued in the Company's late-2001 gas-cost case, but has not included such cost recovery in its net income pending the receipt of a final order. The Company will account for the net income consequences of the PSCU's order in its third quarter results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR GAS COMPANY (Registrant)

August 20, 2002	/s/ D. N. Rose

D. N. Rose President and Chief Executive Officer